                                                                   EXHIBIT 11
                            GENCOR INDUSTRIES, INC.

                       COMPUTATIONS OF NET INCOME PER SHARE

                                         Three Months Ended                Nine Months Ended
                                               June 30,                         June 30,
                                      -------------------------        -------------------------
                                         1995           1994              1995           1994
                                      ----------     ----------        ----------     ----------
Earnings per share
Net income                            $  296,000     $1,005,000        $1,947,000     $1,799,000
                                      ==========     ==========        ==========     ==========
Average number of shares outstanding   1,772,864      1,611,868         1,719,199      1,610,183
                                      ==========     ==========        ==========     ==========
Net income per share                  $     0.17     $     0.62        $     1.13     $     1.12
                                      ==========     ==========        ==========     ==========

Additional primary computation

Average number of shares outstanding   1,772,864      1,611,868         1,719,199      1,610,183
Add dilutive effect of outstanding
   options (as determined by the
   treasury stock method)                 17,301         12,172            27,713         13,058
                                      ----------     ----------        ----------     ----------
Average number of shares outstanding,
   as adjusted                         1,790,165      1,624,040         1,746,912      1,623,241
                                      ==========     ==========        ==========     ==========
Net income per share                  $    0.17(A)   $    0.62(A)      $     1.11(A   $     1.11(A)
                                      ==========     ==========        ==========     ==========

Additional fully diluted computation
Average number of shares outstanding   1,772,864      1,611,868         1,719,199      1,610,183
Add dilutive effect of standing
   options (as determined by
   application of the treasury
   stock method)                          17,301         12,172            24,866         13,058
                                      ----------     ----------        ----------     ----------
Average number of shares
   outstanding as adjusted             1,790,165      1,624,040         1,744,065      1,623,241
                                      ==========     ==========        ==========     ==========
Net income per share                  $     0.17(A)  $     0.62(A)     $    1.12(A)   $     1.11(A)
                                      ==========     ==========        ==========     ==========

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(A)  This calculation is submitted in accordance with Regulations S-K Item 601
     (b) (11) although it is not required by footnote to paragraph 14 of APB
     Opinion No. 15 because it results in dilution of less than 3%.